Exhibit 10.1

LETTER AGREEMENT

This letter agreement (this “Agreement”) is made as of July 22, 2021, by and among Barnes & Noble Education, Inc. (the “Company”), on the one hand, and Outerbridge GP, LLC, Outerbridge Capital Management, LLC, Outerbridge Special Opportunities Fund, LP, Outerbridge Special Opportunities GP, LLC and Rory Wallace (collectively, “Outerbridge”), on the other hand (each of the Company and Outerbridge, a “Party” to this Agreement, and collectively, the “Parties”). Capitalized terms used in this letter agreement and not defined herein shall have the meanings given to such terms in the Cooperation Agreement (as defined below).

WHEREAS, reference is hereby made to that certain Cooperation Agreement, dated as of July 20, 2020 (as amended, the “Cooperation Agreement”), by and among, the Company, Outerbridge Capital Management, LLC, Outerbridge Master Fund LP (“Master Fund”), Outerbridge GP, LLC and Rory Wallace, as subsequently amended to add Outerbridge Special Opportunities Fund, LP and Outerbridge Special Opportunities GP, LLC as parties thereto;

WHEREAS, prior to the date hereof, Master Fund was dissolved and is no longer an entity in existence; and

WHEREAS, the Parties wish to make certain agreements and to make certain amendments and supplements to the Cooperation Agreement as described herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.

The Company agrees that the Board will nominate for election to the Board at the 2021 Annual Meeting for terms expiring at the Company’s 2022 annual meeting of stockholders, subject to their consent to serve as such, each of Robinson and Levenick. The Company will support the election of each of Robinson and Levenick at the 2021 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate.

2.

The term “Termination Date” set forth in the Cooperation Agreement shall be amended and restated in its entirety for all purposes thereunder (including, for avoidance of doubt, as used to define the Standstill Period) to be as follows: “the date that is five days prior to the last date pursuant to which stockholder nominations for director elections are permitted pursuant to the Company’s bylaws with respect to the 2022 annual meeting of the stockholders of the Company.”

3.

Except as otherwise expressly amended, supplemented or modified by this Agreement, each Party acknowledges and agrees that the Cooperation Agreement remains in full force and effect and binding on such Party in accordance with its terms.

4.	Sections 6, 8, 9, 10, 11 and 14 of the Cooperation Agreement shall apply to this Agreement, mutatis mutandis.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

THE COMPANY:

BARNES & NOBLE EDUCATION, INC.

By:	/s/ John. R. Ryan
Name:	John R. Ryan
Title	Lead Independent Director

OUTERBRIDGE:

OUTERBRIDGE CAPITAL MANAGEMENT, LLC

By:	/s/ Rory Wallace
Name:	Rory Wallace
Title	Managing Member

OUTERBRIDGE GP, LLC

By:	/s/ Rory Wallace
Name:	Rory Wallace
Title	Managing Member

OUTERBRIDGE SPECIAL OPPORTUNITIES FUND, LP

By:	/s/ Rory Wallace
Name:	Rory Wallace
Title	Managing Member of Outerbridge Special Opportunities GP, LLC, its general partner

OUTERBRIDGE SPECIAL OPPORTUNITIES GP, LLC

By:	/s/ Rory Wallace
Name:	Rory Wallace
Title	Managing Member

/s/ Rory Wallace
Rory Wallace